April 8, 2013

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC  20549

Commission File No. 333-153290 (Medical Alarm Concepts Holding, Inc.)

Ladies and Gentlemen:

We have read Item 4.01 of the Medical Alarm Concepts Holding, Inc. Form 8-K dated April 8, 2013, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

Li & Company, PC
Li & Company, P.C.